Exhibit 99.1

Investor Relations Contact:	Media Contact:
Scott M. Tsujita	Pete Schuddekopf
SVP Finance, Treasury & Investor Relations	VP Media Relations
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-5161	602-504-5383
Email: stsujita@hypercom.com	pschuddekopf@hypercom.com
HYPERCOM CORPORATION ANNOUNCES SECOND
QUARTER 2007 FINANCIAL RESULTS
PHOENIX, August 2, 2007-Hypercom Corporation (NYSE: HYC), the high security electronic transaction solutions provider, today announced financial results for the three months ended June 30, 2007.
Revenue for the second quarter was $67.5 million, an increase of $1.4 million or 2.1% compared to $66.1 million of revenue in the same quarter of 2006 and an increase of $2.7 million or 4.2% compared to first quarter 2007.
The year over year increase in second quarter revenue was the result of increased revenue from the Asia-Pacific, Mexico Caribbean and Central America, Europe Middle East and Africa, and South America regions, offset by a decrease in US revenues. The US had declines in both countertop and multi-lane revenue, while in all other regions countertop terminal sales were strong. Multi-lane and mobile sales also increased in the Europe, Middle East and Africa region. Asia-Pacific revenue growth is attributable to incremental services revenue related to the acquisition of ACG Group in Australia in early 2007.
Sequentially, the second quarter revenue growth was attributable primarily to modest revenue growth in the North America, Europe Middle East and Africa, and Asia-Pacific regions, offset by a small decrease in revenue from South America. Mexico Caribbean and Central America regional revenue was relatively flat compared to the first quarter 2007. Globally, product revenue was down offset by an increase in service revenues primarily related to the acquisition of ACG Group.
On a year to date basis, revenue is up $5.2 million or 4.1% compared to 2006; product revenue is down $2.2 million or 2.2% and service revenue is up $7.4 million or 25.6%. The increase in service revenue is primarily related to incremental revenue from the acquisition of ACG Group, as well as an increase in service revenue in Mexico. Growth in mobile product revenue was offset by modest declines in multi-lane and networking product revenue as well as a decline in unattended product revenue due to the completion and delivery of a significant order in 2006.
Gross profit for the second quarter of 2007 was $8.7 million or 12.9% of revenue, compared to second quarter 2006 gross profit of $27.4 million or 41.4% of revenue, and $20.7 million or 32.0% of revenue in the first quarter of 2007.
The decline in current quarter gross margin was caused by the following factors:
•	A total of $10.1 million of one time charges including increased inventory reserves related to non-PCI compliant products and components of $6.8 million; a product warranty settlement paid to a European customer of $1.3 million; $0.5 million of costs associated with the transition to contract manufacturing; an accrued contract loss of $0.3 million for a European customer; the write-off of $0.4 million of capitalized software, and $0.8 million of various other charges. These one-time charges had a negative 15.0% impact on second quarter gross margin. Approximately $7.7 million of these charges were non-cash.

•	A higher mix of service revenues at lower margins. Service revenue gross margin has historically been lower than product revenue gross margin. Service revenues have accounted for a higher percentage of total revenue over time, moving from 22% in second quarter 2006 to 26% in the first quarter 2007, and 29% in the second quarter 2007 as the company invested in additional service capability globally. Gross margin related to services has declined from 36.2% in second quarter 2006, to 13.8% in first quarter 2007, to 10.9% in second quarter 2007 as competitive pressures have caused a significant reduction in service margins in our key service market in Brazil. Second quarter 2007 service margin also included charges of $0.5 million primarily related to a contract loss and severance costs associated with the transition of services to Mexico.

•	$3.5 million of product sold in Brazil at $0.1 million of negative gross margin had an additional negative impact on consolidated gross margin of 0.8%. Terminals were sold near cost in Brazil with the expectation that these sales will create returns through contractually recurring service revenues at high margins over time. These expectations have not been achieved to date.

•	A change in the mix of product sales from older, cost-reduced, high margin T7Plus terminals, to lower margin, newer terminals such as the T2100 and L4100. New terminals have traditionally been introduced at higher cost with the assumption that they will be cost engineered over time, raising gross margins.

•	Global price pressure has reduced average selling prices in virtually all terminal categories.
On a year to date basis, June 30, 2007 gross profit was $29.4 million or 22.3%, compared to $50.9 million or 40.1% for the same period in 2006.
Operating expenses for the second quarter 2007 were $15.7 million, a decrease of $7.3 million compared to $23.0 million in the same quarter of 2006, and down $7.8 million compared to first quarter 2007 operating expenses of $23.5 million. Second quarter 2007 operating expenses were reduced by a net $6.1 million of one time charges and benefits including; a gain of $3.8 million related to the sale of real property; $1.4 million of legal settlement proceeds related to dismissed patent infringement litigation; the reversal of $1.9 million and $0.4 million of previously accrued stock compensation expense and bonus accrual, $1.4 million of one-time charges related to previously disclosed facility closure costs, severance, and due diligence costs. First quarter 2007 operating expenses were increased by $1.7 million of costs associated with due diligence activities.
R&D expense was $8.1 million compared to $7.3 million in the first quarter of 2007 and $6.5 million in the second quarter of 2006, up $0.8 million sequentially and $ 1.6 million year over year. The increase in R&D reflects increased costs related to the development of new products including the M4100 and T4200 product family, severance, and facility exit costs.

Selling expense was $8.4 million in the second quarter compared to $9.3 million in the first quarter of 2007 and $10.2 million in the second quarter of 2006, down $0.9 million sequentially and down $1.8 million year over year. The decrease in selling expense reflects restructuring and streamlining of the global sales force and related costs, as well as reduced stock compensation expense.
General and administrative expense was $3.0 million compared to $6.8 million in the first quarter of 2007 and $6.3 million in the same quarter of 2006. Second quarter 2007 general and administrative expenses were reduced by $1.9 million of net one time charges and benefits including $1.4 million of legal settlement proceeds related to dismissed patent infringement litigation, the reversal of $0.9 million of previously accrued stock compensation expense, $0.3 million of expenses related to due diligence activities, and $0.1 million of severance cost. The general and administrative expenses in first quarter 2007 were unusually high due to $1.7 million of legal and accounting due diligence costs.
On a year to date basis through June 30, 2007, operating expenses were $39.2 million compared to $43.6 million in the same period of 2006. Current year operating expenses were reduced by $6.1 million of net one time benefits and charges as described above.
Second quarter 2007 net loss from continuing operations was $5.7 million or ($0.11) per share compared to net income from continuing operations of $4.2 million or $0.08 per share in the same quarter of 2006, and a net loss from continuing operations of $3.2 million or ($0.06) per share in the first quarter of 2007. The second quarter 2007 net loss from continuing operations includes the net negative impact of $3.4 million of one-time costs.
Balance Sheet and Cash-flow
As of June 30, 2007, the Company had $81.5 million of cash and short term investments on hand, up $17.4 million from March 31, 2007. The increase is primarily the result of $16.3 million of proceeds from the sale of property in Phoenix, Arizona, $3.3 million of cash-flow from operations, primarily from a significant reduction in inventory, offset in part by $2.4 million of capital expenditures.
New Initiatives
Hypercom has recently announced several new business initiatives including:
•	A new global countertop terminal family comprised of six 32-bit, PCI PED-approved, multi-application payment terminals featuring a common form factor with the highest security, largest memory, and broadest feature set of any countertop device family of its kind. The T4200 family of terminals will be available in a range of functionality and price points, including EMV (already certified) and non-EMV formats, dial only, Ethernet/SSL with dial back-up, and wireless GSM/GPRS connectivity. The new products can be used in both merchant-facing and hand-over payment environments.

•	Apriva, a leading wireless solution provider, has Class A certified the Optimum M4100 (the “Blade”) on Apriva’s Intelligent Gateway, thus enabling credit, debit, gift, loyalty, and check transactions to be conducted from virtually anywhere in North America. Apriva’s gateway provides connectivity to all major merchant processors in North America and Apriva will also offer a number of value-added services including online reporting, order processing, and customer management.

•	Hypercom’s SmartPayments Payment Processing Suite, an electronic payment processing solution that integrates into PC-based point-of-sale (POS) systems without any integration requirements related to POS hardware, allowing for Microsoft Windows-based POS systems to accept all forms of electronic payments. It is the first electronic payment processing software to pass Microsoft certification tests ensuring compatibility with the Windows Vista operating system.

•	Hypercom entered into a manufacturing services agreement with Venture Corporation Limited for the manufacture of Hypercom’s electronic payment transaction products and the expected leveraging of Venture’s manufacturing technologies and supply chain capabilities. It is anticipated that over time, Venture will provide services over the entire value chain, including production, testing, and order fulfillment.
Second Quarter Earnings Call
Hypercom has scheduled its conference call to discuss second quarter 2007 financial results for Thursday, August 2, 2007. The call will be held at 8:30 a.m. ET and will be available either through telephone dial-in or audio web cast.
The dial-in number is 1-800-289-0743 for North American callers and +1-913-981-5546 for international callers. There is no access code required for the call.
To access the audio web cast, please go to Hypercom’s website, http://ir.hypercom.com at least two minutes prior to the call to register.
A replay of the conference call can be accessed approximately one hour after the conclusion of the live call and will be available until Sunday, September 2, 2007. The replay number for North America is 1-888-203-1112 and +1-719-457-0820 for international callers. The replay access code is 4266534. A replay of the call can also be accessed in the “audio archive” section of http://ir.hypercom.com, where it will remain until the next results release.
Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “estimate,” “will,” “intend,” “project,” and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance, projections regarding future revenue, gross margins, operating profits, product and service margins, net income, cash flows, gains or losses from discontinued operations, the timing, performance, certifications, and market acceptance of new products, the migration to a contract manufacturer of the Company’s products, the development and success of broader distribution channels, potential acquisitions and business combinations, and the expected results and benefits of such transactions. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.
Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products and services including ability to obtain and the timing of key certifications; our ability to cost reduce new and existing products to improve margins; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions, strategic investments, and business combinations and successfully integrate them into our business; the impact of current litigation matters on our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.
The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom’s results of operations for the three months ended June 30, 2007 are not necessarily indicative of Hypercom’s operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update the information, since Hypercom will only provide guidance at certain points during the year. Such information speaks only as of the date of this press release.
Hypercom does not endorse any projections regarding future performance that may be made by third parties.
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Hypercom and Optimum & Design are registered trademarks of Hypercom Corporation. All other trademarks are the property of their respective owners. HYCF

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2007	2006	2007	2006
Net revenue:
Products	$47,865	$51,379	$96,033	$98,219
Services	19,612	14,765	36,271	28,894

Total net revenue	67,477	66,144	132,304	127,113

Costs of revenue:
Products	41,296	29,324	71,042	56,850
Services	17,467	9,426	31,820	19,350

Total costs of revenue	58,763	38,750	102,862	76,200

Gross profit	8,714	27,394	29,442	50,913

Operating expenses:
Research and development	8,108	6,504	15,437	12,498
Selling, general and administrative	11,355	16,481	27,527	31,096
Gain on sale of real property	(3,774)	—	(3,774)	—

Total operating expenses	15,689	22,985	39,190	43,594

Income (loss) from continuing operations	(6,975)	4,409	(9,748)	7,319
Interest income, net	784	915	1,623	1,693
Foreign currency loss	(411)	(309)	(1,029)	(533)
Other income (expense)	2	8	6	(8)

discontinued operations	(6,600)	5,023	(9,148)	8,471
(Provision) benefit for income taxes	896	(813)	229	(1,472)

Income (loss) before discontinued operations	(5,704)	4,210	(8,919)	6,999
Income (loss) from discontinued operations	(39)	2,018	651	2,367

Net income (loss)	$(5,743)	$6,228	$(8,268)	$9,366

Basic income (loss) per share:
Income (loss) before discontinued operations	$(0.11)	$0.08	$(0.17)	$0.13
Income from discontinued operations	—	0.04	0.01	0.05

Basic income (loss) per share	$(0.11)	$0.12	$(0.16)	$0.18

Diluted income (loss) per share:
Income (loss) before discontinued operations	$(0.11)	$0.08	$(0.17)	$0.13
Income from discontinued operations	—	0.03	0.01	0.04

Diluted income (loss) per share	$(0.11)	$0.11	$(0.16)	$0.17

Weighted average common shares:
Basic	53,167,875	53,405,144	53,172,190	52,852,047

Diluted	53,167,875	54,370,400	53,172,190	53,785,674

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Amounts in thousands)	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,530	$34,190
Restricted cash	257	201
Short-term investments	40,668	47,228
Accounts receivable, net	58,563	52,777
Inventories	33,843	52,632
Prepaid expenses and other current assets	13,324	8,001
Deferred tax assets	921	691

Total current assets	188,106	195,720
Property, plant and equipment, net	17,508	27,261
Intangible assets, net	11,142	5,733
Other long-term assets	16,330	8,002

Total assets	$233,086	$236,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,869	$22,931
Accrued payroll and related expenses	8,015	6,201
Accrued sales and other taxes	7,847	7,781
Product warranty liabilities	3,766	2,636
Accrued other liabilities	11,911	9,603
Deferred revenue	3,982	2,185
Income taxes payable	1,129	2,460

Total current liabilities	56,519	53,797
Deferred tax liabilities, net	608	380
Other long-term liabilities	3,794	3,608

Total liabilities	60,921	57,785
Stockholders’ equity	172,165	178,931

Total liabilities and stockholders’ equity	$233,086	$236,716

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June30,
(Amounts in thousands)	2007	2006	2007	2006

Cash flows from continuing operations:
Net income (loss) from continuing operations	$(5,704)	$4,210	$(8,919)	$6,999
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2,307	1,906	4,368	3,837
Amortization of deferred financing costs	—	—	—	4
Amortization of discounts on short-term investments	(280)	(378)	(553)	(686)
Provision for doubtful accounts	164	69	577	469
Provision for excess and obsolete inventory	6,114	263	6,632	970
Provision (benefit) for warranty and other product charges	1,597	(861)	1,893	(680)
Deferred income tax benefit (provision)	14	71	(2)	37
Non-cash share-based compensation expense (reversal)	(693)	2,012	1,045	2,879
Foreign currency losses	(593)	(122)	(259)	(481)
Gain on sale of real property	(3,774)	—	(3,774)	—
Other non-cash write-off of intangibles and other assets	425	304	427	336
Changes in operating assets and liabilities, net	3,731	(12,050)	(637)	(8,335)

Net cash provided by (used in) operating activities	3,308	(4,576)	798	5,349

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,385)	(1,718)	(4,717)	(3,773)
Proceeds from the sale of real property	16,250	—	16,250	—
Cash paid for acquisitions, net of cash acquired	—	—	(12,707)	—
Software development costs capitalized	(542)	(501)	(902)	(501)
Net increase in restricted cash	(86)	(133)	(56)	(133)
Purchase of short-term investments	(54,249)	(85,801)	(97,722)	(152,649)
Proceeds from the sale or maturity of short-term investments	51,200	71,675	104,835	135,675

Net cash provided by (used in) investing activities	10,188	(16,478)	4,981	(21,381)

Cash flows from financing activities:
Repayments of bank notes payable and other debt instruments	(2)	(8,238)	(5)	(8,330)
Proceeds from issuance of common stock	167	1,183	271	4,394
Purchase of treasury stock	—	—	—	(671)

Net cash provided by (used in) financing activities	165	(7,055)	266	(4,607)

Effect of exchange rate changes on cash	246	41	295	296

Net increase (decrease) in cash flows from continuing operations	13,907	(28,068)	6,340	(20,343)
Net cash provided by operating activities — discontinued operations	—	1,351	—	4,597
Net cash provided by investing activities — discontinued operations	—	12,137	—	12,137
Cash and cash equivalents, beginning of period	26,623	46,911	34,190	35,940

Cash and cash equivalents, end of period	$40,530	$32,331	$40,530	$32,331